Special Meeting of Shareholders

A Special Meeting of Shareholders of the Trust was held on April 28, 2016 for the purpose of voting on three proposals: (1) election of Trustees; (2) revisions to the Trust's Declaration of Trust; and (3) revisions to fundamental investment policies of the Trust. At the meeting, each of the proposals set forth in the shareholder proxy were approved. The voting results for each of the proposals are as follows:

Proposal 1 - Election of Trustees

The voting results for the election of seven Trustees were as follows:

	For	Withhold
Karen Klassen Harder	77,863,473	6,710,646
Kenneth D. Hochstetler	81,252,509	3,321,611
Jeffrey K. Landis	77,931,957	6,642,163
R. Clair Sauder	77,911,536	6,662,583
Dwight L. Short	77,927,581	6,646,539
Candace L. Smith	77,914,579	6,659,541
Don E. Weaver	77,355,733	7,218,386

Proposal 2- Approve and amended and restated Declaration of Trust

The voting results to approve an amended and restated Declaration of Trust were as follows:

For	Against
70,983,577	2,416,114

Proposal 3 – Approve updated fundamental investment policies for the Trust

The voting results to approve updated fundamental investment policies for the Trust (by Fund or Portfolio) were as follows:

	Intermediate Income Fund		International Index Fund		Value Index Fund
	For	Against	For	Against	For	Against
a) Borrowing Money	31,317,074	76,827	16,641,587	16,536	9,553,269	16,110
b) Issuing senior securities	31,374,627	33,454	16,645,575	12,762	9,556,843	12,798
c) Underwriting securities	31,318,319	50,267	16,633,994	13,495	9,546,743	13,504
d) Real Estate	30,995,112	415,520	16,644,573	15,656	9,551,227	18,342
e) Commodities	31,380,195	39,373	16,647,199	10,828	9,558,069	11,587
f) Making Loans	31,332,835	65,767	16,559,485	13,895	9,555,186	14,306
g) Diversification	31,366,662	29,110	16,561,123	10,228	9,560,886	8,170
h) Concentration	31,341,539	42,538	16,557,287	10,111	9,557,771	10,441

	Growth Index Fund		Small Cap Fund
	For	Against	For	Against
a) Borrowing Money	7,404,011	20,717	3,842,148	15,124
b) Issuing senior securities	7,414,360	11,449	3,844,338	12,937
c) Underwriting securities	7,397,420	15,233	3,842,313	8,755
d) Real Estate	7,269,727	155,828	3,844,413	9,767
e) Commodities	7,407,996	10,576	3,844,835	11,840
f) Making Loans	7,415,044	12,643	3,844,443	14,191
g) Diversification	7,418,229	5,495	3,850,921	5,882
h) Concentration	7,411,756	11,364	3,845,466	7,184

Proposal 3 – Approve updated fundamental investment policies for the Trust (Continued)

Voting results to approve updated fundamental investment policies for the Trust (by Fund or Portfolio) were as follows:

	Genesis Balanced Portfolio		Genesis Conservative Portfolio		Genesis Growth Portfolio
	For	Against	For	Against	For	Against
a) Borrowing Money	2,188,185	13,713	764,626	13,312	1,536,618	13,737
b) Issuing senior securities	2,183,181	15,712	779,166	2,028	1,541,525	10,214
c) Underwriting securities	2,175,960	14,268	771,148	6,086	1,530,500	10,210
d) Real Estate	2,186,804	15,843	774,935	9,886	1,542,115	9,425
e) Commodities	2,186,169	11,328	787,502	840	1,539,741	10,122
f) Making Loans	2,188,092	15,039	771,438	8,552	1,541,931	11,077
g) Diversification	2,197,492	5,476	778,371	1,618	1,539,588	8,495
h) Concentration	2,191,066	10,054	771,176	3,699	1,540,927	8,893